Exhibit 5.1

October 19, 2023

Nuvve Holding Corp.

2468 Historic Decatur Road

San Diego, CA 92106

Ladies and Gentlemen:

We have acted as counsel to Nuvve Holding Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated October 18, 2023 (the “Prospectus Supplement”), to a Prospectus, dated May 5, 2022 (the “Prospectus”), filed pursuant to a Registration Statement on Form S-3, Registration No. 333-264462 (the “Registration Statement”), pursuant to which the Company is offering for sale under the Securities Act of 1933, as amended (the “Securities Act”) 7,142,857 shares (the “Firm Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), all of which will be sold to the Underwriter (as defined below) pursuant to that certain Underwriting Agreement, dated October 18, 2023 (the “Underwriting Agreement”), between the Company and Aegis Capital Corp. (the “Underwriter”). Pursuant to the Underwriting Agreement, the Underwriter also has the option to purchase from the Company to cover over-allotments, if any, up to 1,071,429 additional shares of Common Stock (together with the Firm Shares, the “Shares”). This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon the foregoing, and subject to the limitations set forth below, we are of the opinion that the Shares, when sold and issued in accordance with the Underwriting Agreement and in the manner contemplated by the Registration Statement and the Prospectus and Prospectus Supplement, will be validly issued, fully paid and nonassessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this firm’s name therein and in the Prospectus and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Baker & Hostetler LLP